Exhibit 99.1

AITX's RAD-R Unveils New radcam.ai Built Around the RADCam Experience

Redesigned Site Showcases Active Response Capabilities and Guides Visitors from Discovery to Purchase

Detroit, Michigan, April 9, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITXD), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices Residential (RAD-R), today announced the launch of its redesigned website, radcam.ai, offering an enhanced digital experience centered on RADCam™ and a streamlined path from product discovery through purchase. The updated platform reflects RAD-R's continued focus on expanding its presence in the residential security market and supporting direct to consumer engagement through a more intuitive and performance driven online experience.

The updated radcam.ai site brings the RADCam experience to life through guided product interactions, real world scenarios, and clear demonstrations of how the system actively detects, engages, and responds. From initial awareness through checkout, the platform emphasizes clarity, speed, and confidence, giving visitors a direct understanding of how RADCam performs before making a purchase decision.

"Several key capabilities of RADCam, including its integration with Alexa and other intelligent features, were not previously communicated as clearly as they should have been," said Steve Reinharz, CEO/CTO and founder of AITX and RAD-R. "The updated radcam.ai experience allows us to better present the full scope of what RADCam can do and how it fits into the evolving smart home environment."

RAD-R's product positioning and go-to-market strategy are informed by a combination of internal user behavior analysis and a review of current consumer purchasing trends across the smart home category. Recent patterns indicate that buyers in 2026 are increasingly self-directed, beginning their journey with online research, peer reviews, and short form video demonstrations before ever engaging with a brand directly. Rather than prioritizing hardware specifications alone, consumers are placing greater weight on ease of setup, intelligent automation, mobile experience, and the perceived "smartness" of the system. This shift toward experience driven evaluation aligns with RAD-R's focus on delivering AI enabled functionality through a residential expression of SARA™, positioning RADCam as not just a device, but as an accessible entry point into a more responsive and autonomous home security ecosystem.

"We will continue to refine both the product and how we bring it to market," added Reinharz. "We maintain strong confidence in RADCam as a breakthrough smart home solution, and we believe the steps we are taking now position it to become a meaningful contributor to the Company's revenue over time."

Interested parties are encouraged to visit radcam.ai to experience the redesigned platform and see how RADCam brings active response and intelligent automation into the home.

RADCam continues to be available through established online retail channels, including Amazon, Walmart.com, Best Buy, and RobotShop, complementing the Company's direct to consumer strategy. Additional e-commerce partners are expected to be announced as RAD-R expands its online retail footprint.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G) and Robotic Assistance Devices Residential (RAD-R), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD's solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

AITX and its subsidiaries maintain a robust sales pipeline that includes over 35 Fortune 500 companies, with expanding opportunities across its subsidiaries. The Company expects continued growth as these opportunities convert into deployed clients generating recurring revenue streams, with significant potential for expansion within each account.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/